Exhibit 11

DLA Piper US LLP 6225 Smith Avenue Baltimore, Maryland 21209-3600 T 410.580.3000 F 410.580.3001 W www.dlapiper.com

April [    ], 2007

WESTERN ASSET MUNICIPAL PARTNERS FUND INC.

125 Broad Street

New York, New York 10004

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to Western Asset Municipal Partners Fund Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form N-14 (Registration Nos. 333-141241 and 811-07362) (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”), including the preliminary joint proxy statement-prospectus included therein (the “Prospectus”), for the offering by the Company of the shares (the “Common Shares”) of Common Stock, $.001 par value per share, of the Company (“Common Stock”), and 900 shares (the “Preferred Shares” and, together with the Common Shares, the “Shares”) of Auction Rate Preferred Stock, Series M, $.001 par value per share (“Series M Preferred Stock”), of the Company to be issued by the Company pursuant to the terms of the Agreement and Plan of Merger, in the form attached as an Appendix to the Prospectus (the “Merger Agreement”), by and between the Company and Western Asset Municipal Partners Fund II, Inc., a Maryland corporation (“MPT”). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The charter of the Company, as amended, corrected and supplemented to date (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

2. The By-Laws of the Company (the “By-Laws”), certified as of the date hereof by the Secretary of the Company;

3. Resolutions of the Board of Directors of the Company (the “Board of Directors”), adopted at a meeting on March 5, 2007, relating to the authorization and approval of the execution, delivery and performance by the Company of the Merger Agreement, the issuance of the Shares pursuant thereto and the filing of the Registration Statement (the “Board Resolutions”), certified as of the date hereof by the Secretary of the Company;

WESTERN ASSET MUNICIPAL PARTNERS FUND INC. April [ ], 2007 Page 2

4. The Registration Statement and the Prospectus, including the form of Articles Supplementary (the “Articles Supplementary”) relating to the authorization of 900 additional shares of Series M Preferred Stock;

5. The Merger Agreement, in the form attached to the Prospectus as an Appendix;

6. A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

7. A certificate executed by Robert I. Frenkel, Secretary of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

As used herein, the phrase “known to us” is limited to the actual knowledge, without independent investigation, of the lawyers in this firm who have provided legal services to the Company in connection with the Registration Statement.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

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5. The issuance of the Preferred Shares will be approved by the holders of shares of Series M Preferred Stock as described in the Registration Statement. The Merger will be approved by the stockholders of the Company and MPT as described in the Registration Statement. Prior to the issuance of the Preferred Shares, the Company will duly execute and file the Articles Supplementary with the SDAT, the SDAT will accept the Articles Supplementary for record and the Articles Supplementary will become effective. The number of Common Shares to be issued pursuant to the Merger Agreement at closing plus the number of shares of Common Stock issued and outstanding immediately prior to such issuance of the Common Shares will not exceed the number of shares of Common Stock then authorized to be issued under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, upon issuance and delivery of the Shares as contemplated by the Merger Agreement and the Board Resolutions, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,